UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

LendingClub Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-177230	51-0605731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco CA		94105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 632.5600

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 11, 2012, the Board of Directors (“Board”) of LendingClub Corporation (“Company”) appointed John J. Mack as a member of the Company’s Board. Mr. Mack was granted an option to purchase 396,383 shares of the Company’s common stock at an exercise price of $.71 per share. The option vests quarterly (with a one year cliff) and becomes exercisable in full by the fourth anniversary of the date of grant, provided the he remains in continuous service as a director through that date. The Company has orally agreed with Mr. Mack that he will have the option (but not the obligation) to invest up to $5.0 million in the next private financing round conducted by the Company, if any. Mr. Mack and affiliated persons are currently limited partners in two private funds the general partner of each is a wholly-owned subsidiary of the Company. The aggregate amount invested in the funds is approximately $1.6 million as of April 11, 2012. There is no other related person transactions between Mr. Mack and the Company other than those that have been disclosed in this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure

The Company issued a press release on April 12, 2012 regarding the appointment of Mr. Mack to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. This information contain herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description

99.1	Press release dated April 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation

April 13, 2012	By:	/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer
(duly authorized officer)